Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 26, 2019, with respect to the consolidated financial statements of SDC Financial, LLC and subsidiaries included in the Registration Statement (Form S-1) of SmileDirectClub, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Nashville, Tennessee

August 15, 2019